EXHIBIT 21.1

Subsidiaries of Hudson Pacific Properties, Inc.

Name	Jurisdiction of Formation / Incorporation
GLB Encino, LLC	Delaware
Glenborough Tierrasanta, LLC	Delaware
HCTD, LLC	Delaware
HFOP Associates, LLC	Delaware
HFOP City Plaza, LLC	Delaware
Howard Street Associates, LLC	Delaware
Hudson Capital, LLC	California
Hudson Del Amo Office, LLC	Delaware
Hudson Media and Entertainment Management, LLC	Delaware
Hudson Office Properties, LLC	Delaware
Hudson OP Management, LLC	Delaware
Hudson Pacific Properties, L.P.	Maryland
Hudson Pacific Services, Inc.	Maryland
Hudson Sunset Gower, LLC	Delaware
Hudson Sunset Bronson, LLC	Delaware
SGS Holdings, LLC	Delaware
SGS Realty II, LLC	Delaware
SGS Realty I, LLC	Delaware
Sunset Bronson Entertainment Properties, LLC	Delaware
Sunset Bronson Services, LLC	Delaware
Sunset Gower Services, LLC	Delaware
Sunset Studios Holdings, LLC	Delaware